Exhibit 99.1


   Cirrus Logic Closes Transaction to Acquire Apex Microtechnology

  High-Voltage Precision Power Analog Products Expand Cirrus Logic's
                          Industrial Business


    AUSTIN, Texas--(BUSINESS WIRE)--July 24, 2007--Cirrus Logic Inc. (Nasdaq:CRUS), a leader in high-precision analog and digital signal processing components, today announced that it has closed on its agreement to acquire Apex Microtechnology, a leading provider of precision high-power analog amplifier products, for approximately $42 million in cash.

    Founded in 1980 with headquarters in Tucson, Ariz., Apex Microtechnology is a leading innovator of integrated circuits, hybrids and modules used in a wide range of industrial and aerospace applications that require high-power precision analog products, such as PWM and power amplifiers. These precision amplifiers are used for driving motors, piezo electrics, programmable power supplies and other devices requiring high power and precision control.

    Cirrus Logic intends to continue marketing the Apex hybrid products under the Apex precision Power(TM) brand and supporting
Apex's approximately 80 products and 1,200 customers worldwide.

    Cirrus Logic Inc.

    Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment, industrial and aerospace applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Cirrus Logic, Cirrus and Apex Precision Power are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.


    CONTACT: Cirrus Logic Inc., Austin
             Bill Schnell, 512-851-4084
             bill.schnell@cirrus.com